 4631 SO. SYCAMORE DR. • SALT LAKE CITY, UTAH 84117

 (801) 277-2763 PHONE • (801) 277-6509 FAX

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

March 29, 2007

U.S. Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Wizzard Software Corporation, a Colorado corporation (the "Registrant"), SEC File No. 333-69415, to be filed on or about May  26, 2006, covering the registration and issuance of 125,000 shares of common stock to the participant in the

Company’s 2006 Stock Option Plan

Ladies and Gentlemen:

We hereby consent to the use of our audit report dated March 29, 2007, for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on May 26, 2006 in the above referenced Registration Statement.  We also consent to the use of our name as experts in such Registration Statement.

/s/ Gregory & Associates, LLC

Gregory and Associates, LLC,

Certified Public Accountants